CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.31

EXECUTION VERSION

Investment Management Agreement (UK)

This AGREEMENT dated as of the 2nd October 2023, is entered into by and between Accelerant Insurance UK Limited (the “Client”), a limited liability company organised under the laws of United Kingdom, having its registered office at One Fleet Place, London EC4M 7WS, and Wellington Management International Limited (“WMIL”), a limited liability company organised under the laws of England, having its registered office at [***].

1	APPOINTMENT

The Client hereby appoints WMIL as investment manager to manage, supervise and direct the investment and reinvestment of the assets in the Client’s investment accounts (collectively, the “Account”) under the terms and conditions set out in this Agreement. The Account will be maintained with a custodian or custodians that may be designated as such by the Client to WMIL in writing (the “Custodian”). By execution of this Agreement, WMIL accepts such appointment as investment manager and agrees to manage, supervise and direct the investment and reinvestment of such assets pursuant to the provisions of this Agreement.

WMIL’s discretionary authority and responsibilities as investment manager under this Agreement will begin as of the date that the Custodian and WMIL have reconciled to WM IL’s satisfaction the relevant data on securities, cash and other assets available for trading in the Account between the Custodian’s records and WMIL’s portfolio trading systems (the “Effective Date”).

2	DISCRETIONARY AUTHORITY- INVESTMENTS

WMIL, acting as agent of the Client, shall have full and complete discretion to manage, supervise and direct the investment and reinvestment of assets in the Account and any additions thereto as set forth in this Agreement in pursuit of the Client’s investment objective. subject to and in accordance with the Client’s Investment Guidelines attached as Attachment A hereto, as the same may be amended by the mutual agreement of the parties from time to time (the “Investment Guidelines”), and any instructions, whether written or oral, from any officer or employee of the Client listed in Attachment 8 hereto. as such list may be modified at any time in the Client’s sole discretion by notice to WMIL (“Instructions”). WMIL will keep the objectives and restrictions stated in Attachment A under review and may, from time to time, and in its sole discretion, suggest to the Client such amendments as, in WMIL’s opinion, are appropriate. Subject to the terms of this Agreement. WMIL shall have full power and authority to act on behalf of the Account with respect to the purchase, sale, exchange, subscription, conversion or other transactions in any and all stocks, bonds, other securities, cash or currencies. and other Account assets. including shares of a registered investment company for which WMIL or an affiliate of WMIL may act as investment adviser and, upon proper authorisation by the Client. interests in a collective trust maintained by a bank or trust company, including one maintained by an affiliate of WMIL. At no time shall WMIL be entitled to obtain ownership or possession of the Client’s assets held in the Account.

Upon prior notice to the Client. WMIL may engage its affiliate, Wellington Management Company LLP (“Wellington Management US”) (and Wellington Management US may engage any of its affiliates). or any of its other affiliates to assist it with providing its services under this Agreement. provided that no additional fees will be charged to the Client. WMIL’s engagement of such affiliates shall not relieve WMIL of its obligations under the Agreement, and WMIL shall remain fully responsible for the performance of each such affiliate and for its compliance with all of the terms and conditions of this Agreement as if they were WMI L’s own employees. Nothing contained in this Agreement shall create any contractual relationship between the Client and any of WMIL’s affiliates. For the avoidance of doubt, WMIL shall require all such affiliates to be bound (in writing or otherwise) by the confidentiality provisions of this Agreement.

WMIL shall provide reasonable cooperation to the Client’s regulators in the course of their lawful supervisory activity (and shall procure the cooperation of sub-delegates for these purposes)

3	DISCRETIONARY AUTHORITY- BROKER SELECTION, TRADING AND CLEARING

Subject to the Investment Guidelines. any Instructions and any other provisions of this Agreement. WMIL shall have full and complete discretion to establish accounts and execute securities and other transactions with one or more brokers. financial intermediaries and trading counterparties (“Brokers”) that WMIL may select.

The Client authorises WMIL as its agent to enter into, supplement. amend and/or restate such documentation as WMIL considers appropriate for the purposes of establishing such accounts and executing such transactions. Such documentation may include, without limitation: master agreements for the trading of over-the-counter derivatives, clearing agreements (including addenda to existing master agreements), futures and options agreements, margin and collateral documentation (either through title transfer collateral arrangements or security collateral arrangements (which may in include a right of re-use of collateral)) and terms of business. in each case with such Brokers that WMIL considers appropriate and on terms generally accepted as market-standard. The Client acknowledges and agrees that such documentation may also grant the relevant Broker (and its affiliates or agents) a number of rights including, without limitation, a first priority security interest in, lien over or pledge over some or all of the assets held with such Broker. The authority contained in this paragraph is subject to the Investment Guidelines (including any counterparty restrictions), any Instructions and the terms of this Agreement.

WMIL will, when entering into clearing arrangements on behalf of the Client. have the discretion to select whichever clearing house and account structure as it deems appropriate for the clearing of the Client’s trades.

Certain Brokers from time to time may furnish to WMIL or its affiliates statistical and investment research or execution services. WMIL’s broker selection shall be conducted in accordance with its Policies and Procedures on Order Execution, as may be amended from time to time.

The Client acknowledges Brokers may request information about the Client from WMIL in connection with the Brokers’ anti-money laundering or client identification obligations. WMIL is hereby authorised to furnish such information to such Broker based on information provided to WMIL by the Client. In certain circumstances, WMIL may request the Client to enter into trading or other agreements directly with a Broker, which requests the Client may accept or reject in its sole discretion.

WMIL will act in good faith, with reasonable skill and care and otherwise in accordance with the Standard of Care (as defined in Section 16 below) in the selection. use and monitoring of Brokers. Subject thereto. neither WMIL nor any of its affiliates will be liable for the performance of the obligations. or acts or omissions of Brokers with respect to any transaction placed on behalf of the Client.

WMIL shall take all sufficient steps to obtain the best possible result when executing orders on behalf of the Client and when placing orders relating to investments on behalf of the Client with Brokers for execution by those Brokers (except to the extent that it is following a specific instruction from the Client). Further information on the steps that WM IL takes to achieve best execution is set out in Wellington Management’s Policies and Procedures on Order Execution and its Policies and Procedures on Allocation of Trades (as they may be amended from time to time).

The Client acknowledges and confirms that WMIL has separately provided to it a copy of Wellington Management’s Policies and Procedures on Order Execution and Policies and Procedures on Allocation of Trades and the Client hereby consents to:

(A)

Wellington Management’s Policies and Procedures on Order Execution and Policies and Procedures on Allocation of Trades (as they may be amended from to time, subject to the Client receiving written notice of any material amendments); and

(B)

the execution outside of a trading venue (which means a Regulated Market, Multilateral Trading Facility and an Organised Trading Facility (as each of those terms is respectively defined in the UK Financial Conduct Authority’s (“FCA”) handbook of rules and guidance, as amended and updated from time to time (such rules being the “FCA Rules”)) of the Client’s orders.

Allowing orders to be executed outside a Regulated Market, Multilateral Trading Facility and Organised Trading Facility will enable WMIL to access a wider range of execution venues. There are other consequences of executing outside a trading venue, including counterparty risk. The Client may request additional information from WMIL about the consequences of transactions being executed outside a trading venue.

Unless otherwise instructed by the Client in writing, WMIL will effect foreign exchange transactions through the Custodian for income repatriation and when country-specific regulations and/or local market practice call for such execution. These transactions will be subject to the terms and conditions of the Client’s agreement with its Custodian. Where permitted in the Investment Guidelines, and subject to any restrictions therein, WMIL may effect transactions in derivatives (both exchange-traded and over-the-counter) and may settle or close out such transactions without further reference to the Client. WM IL may debit the Account with any sums required to pay or supplement any deposit or margin in support of any such transaction.

WM IL may, but shall be under no obligation to, aggregate the securities or other investments to be purchased or sold on behalf of the Client with similar transactions executed by WMIL on behalf of WMIL’s other clients. Such aggregated orders (including associated expenses) will be allocated by WMIL in accordance with Wellington Management’s Policies and Procedures on Allocation of Trades (as may be amended from time to time, subject to the Client receiving written notice of any material amendments). The Client acknowledges that each aggregation may operate to the advantage or disadvantage of the Client.

In addition, subject to applicable laws, rules and regulation, WMIL may, but shall be under no obligation to, execute purchases and sales of the same securities or other instruments on behalf of the Client directly with other clients of WMIL as set forth in WMIL’s Policy and Procedures on Order Execution, as may be amended from time to time.

To the extent that WMIL places a limit order for the sale or purchase of equities on behalf of the Client with a Broker for execution by that Broker, the Client hereby expressly instructs WMIL not to make public (and to use reasonable endeavours to procure that the Broker does not make public) the details of that limit order unless WMIL considers. in its absolute discretion. that it is appropriate for such details to be made public (which shall. without limitation. be deemed to include where the relevant Broker makes the relevant details of that limit order public in circumstances where WMIL has given the Broker the discretion to do so).

4	INVESTMENT OBJECTIVES AND GUIDELINES; CLIENT INSTRUCTIONS

WMIL makes no assurance or guarantee that any investment objective will be met or that any particular investment result or return will be achieved. The Client represents that. to its knowledge, the Investment Guidelines are consistent with the provisions of law, regulatory policies and organisational documents applicable to the Client.

WMIL will establish effective measures to ensure that its investment decisions and procedures as specified under this Agreement comply with the Investment Guidelines and Instructions. In the event of a discrepancy between an Instruction and the Investment Guidelines, the Instruction shall prevail.

The Investment Guidelines shall not be breached as a result of any events or circumstances outside the reasonable control of WMI L including, but not limited to, (i) changes in the price or value of the assets in the Account brought about solely through movements in the market (ii) contributions to or withdrawals from the Account (iii) a change in the nature of any investment (whether through change in business activity or credit rating), or (iv) a force majeure event. In the event that the Investment Guidelines are breached or would have been breached but for the provisions immediately preceding, WMIL shall notify the Client of the relevant circumstances as soon as reasonably practicable and shall address such breach of the Investment Guidelines as instructed by Client as soon as reasonably practicable. If WMIL acts in accordance with this section, the non-compliance for reasons set out above in this paragraph will not constitute a breach of the Agreement nor will it give rise to any right or remedy in the Client.

Subject to any provision in the Investment Guidelines or any Instructions to the contrary, asset-based restrictions (e.g., exposure and concentration limits) in the Investment Guidelines shall be applied by WMIL at the time of acquisition based on the market value of the investments versus the total net assets of the Account. Ambiguities in the Investment Guidelines may be interpreted by WMIL in good faith and consistent with its fiduciary duty to the Client; provided, however, that WMIL shall notify the Client prior to taking, or committing or failing to take, any action on the basis of such interpretation and/or deviating from the Investment Guidelines under unusual circumstances, such as extreme market conditions and/or large cash flows into or out of the Account. In case of such interpretations or deviations WMIL shall give the Client the opportunity to provide Instructions clarifying such ambiguities and/or to authorise any deviation prior to WMIL taking action, in all cases, WMIL shall manage the Account in the best interests of the Client.

WMIL may, at its expense, utilise unaffiliated, reputable third-party data service providers in effecting compliance with the Investment Guidelines and/or Instructions. The Client acknowledges that third party data service providers provide data on a no-liability basis with no recourse on the part of Wellington Management nor Client for inaccuracies, omissions, failures to publish or other interruptions. Additionally Environmental, Social, and Governance (“ ESG”) data may vary in quality, availability, estimations and methodologies being used.

The Client may give or modify Instructions to WMIL at anytime and WMIL shall have a reasonable period to comply with such Instructions. The Client covenants that any Instructions shall be, to the Client’s knowledge, consistent with the provisions of law, regulatory policies and organisational documents applicable to the Client.

The Client acknowledges and confirms that WMIL has separately provided it with risk warnings related to the management of the Account.

5	TAX MATTERS

Subject to the provisions of this clause, WMIL will provide investment management services for the Account without regard to any tax consequences that may result from any action taken or omitted by WMIL on behalf of the Account.

Neither WMIL nor any of its affiliates provide tax advice in connection with investment of the Account’s assets. and the Client is responsible for determining and paying any taxes owed with respect to the activities of the Account.

WMIL shall conduct its activities under this agreement in such a way that will not cause the Client to: (i) have a place of effective management outside its country of tax residence; or (ii) have a permanent establishment outside its country of tax residence, solely as a result of the provision of such services. In particular, WMIL shall, where relevant, use reasonable efforts to operate in such a way that. with respect to any services provided from the United Kingdom, the conditions of the UK investment management exemption (as provided for in Chapter 2 of Part 24 of the Corporation Tax Act 2010 and Chapter 2B Part 14 Income Tax Act 2007) are satisfied.

WMIL shall not appoint a Broker which WMIL is reasonably aware would fail to satisfy the conditions of the UK independent broker exemption (as provided for in section 1145 Corporation Tax Act 2010 and section 835L Income Tax Act2007).

6	APPRAISAL OF ACCOUNT, VALUATION AND DISCLOSURES

WMIL will provide the Client with a monthly report by email which sets out information on the activities undertaken by WMIL and of the performance of the Account during the previous monthly reporting period as required under the FCA Rules.

WMIL endeavours to value all securities at fair market value as determined by WMIL in good faith and in accordance with Wellington Management’s Pricing Policies and Procedures, as may be amended from time to time. WMIL is not the official pricing agent with respect to the Account, but will provide reasonable assistance to the Client in valuing the securities held in the Account upon request (e.g., fair value recommendations).

In addition. at the request of Client. WMIL will promptly provide to the Client all pricing and other information needed by the Client for audit purposes and any other reports reasonably requested by the Client. Furthermore. upon the reasonable request of the Client. WMIL will (i) make its personnel available to participate in conference calls and meetings with the Client on issues that may arise in connection with the subject matter of this Agreement and/or market trends or conditions generally, which meetings may, upon the Client’s request and subject to the reasonable discretion of WMIL, include representatives of WMIL’s affiliated companies; and (ii) make its personnel available for conference calls and meetings with the Client’s Board of Directors and Committees thereof.

7	REGULATORY REPORTING

As part of its regulatory obligations under the FCA Rules, WIML is required to make certain reports to the FCA regarding its trading activities to the FCA. including for example, transaction reports. In addition, WMIL may need to undertake reporting of derivative trades to trade repositories on behalf of the Client. For this purpose WMIL requires certain information from the Client. If the below information is not provided on the terms below WMIL may not be able to execute or place relevant trades under this Agreement or carry out reporting to trade repositories on behalf of the Client.

The Client hereby agrees to provide to WMIL the following information:

(A)	prior to the commencement of this Agreement. the Client’s up to date legal entity identification code (“LEI Code”); and

(B)	the Client’s new or updated LEI Code promptly, in the event that the LEI Code provided under sub-paragraph (A) above changes or is updated.

In addition to the obligations set out above in this Section, if the Client is also a discretionary investment manager, the Client agrees to provide to WMIL the following information:

(A)	prior to the commencement of this Agreement, the LEI Code for any underlying funds or manager account holders to which trades arising from this Agreement are allocated; and

(B)	the relevant underlying fund’s or managed account holder’s new or updated LEI Code, in the event that an LEI code provided under sub-paragraph (A) above changes or is updated; and

(C)

promptly on request by WMIL, in relation to sales of UK listed equities and sovereign debt carried out by WMIL, details of whether any underlying funds or managed accounts to which trades arising from this Agreement are allocated were:

(1)	holding a short position or a long position in the relevant EEA listed equity or sovereign debt at the time of the sale; and

(2)	the size of that short position or long position at the time of the sale.

For the purpose of fulfilling its regulatory reporting obligations under this Section and its regulatory reporting obligations to the market under the FCA Rules, WMIL is required to disclose in those reports specified information about the Client and the relevant transactions. The Client acknowledges and consents to such disclosure of information by WMIL as required for regulatory purposes and that, to the extent that the confidentiality provisions in this Agreement are inconsistent with WMIL’s regulatory disclosure obligations, such obligations shall be modified accordingly in relation to such disclosures.

8	COMMODITY POSITION LIMITS

The Client hereby agrees to notify WMIL of any limits it wishes to impose on positions that may be held at any time by or on behalf of the Account in specified commodity derivatives and economically equivalent OTC contracts which are subject to Article 57 of the second Markets in Financial Instruments Directive (“Relevant Commodity Contracts”), and the duration of such imposed limits.

In the absence of, or expiry of, any specific notification given by the Client, WMIL shall be entitled to exercise its discretion over the Account on the basis that the positions in Relevant Commodity Contracts held by or on behalf of the Account at any time are permitted to reach the maximum limits published from time to time by the relevant EU regulator responsible for setting the position limits for that particular commodity derivative.

If the limits the Client wishes to impose would violate the limits set by the FCA, an agreement with the Client has to be reached which complies with such limits.

9	RECORDING OF TELEPHONE CALLS AND ELECTRONIC COMMUNICATIONS

WMIL hereby notifies the Client that it will record telephone conversations or electronic communications (in accordance with FCA Rules) when it receives and transmits orders or executes orders on behalf of the Client: or when it deals on own account. The Client will use reasonable endeavours to notify its personnel that conversations with WMIL may be recorded.

WMIL will keep records for a period of five years from when the communication was recorded (or up to seven years if the FCA requires WMIL to do so). WMIL shall provide the Client with such records upon request.

10	MANAGEMENT FEE

The Client will pay to WMIL for its services hereunder a management fee as set forth in Attachment C (the “Management Fee”).

All amounts payable under or pursuant to this Agreement are exclusive of any value added tax chargeable under the Value Added Tax Act 1994 and/or any similar replacement or additional tax and/or any equivalent tax in any jurisdiction (“VAT”), and any other taxes, charges or fees. The Client shall pay amounts in respect of VAT on receipt of a valid VAT invoice.

The Client will be liable for any out of pocket costs (plus any irrecoverable VAT) properly incurred by WMIL under or pursuant to this Agreement, including reasonable commissions, transfer and registration fees, taxes, stamp duties, transaction taxes and other fiscal liabilities.

The Client shall make all payments under this Agreement without withholding or deduction for, or on account of, any tax unless required by law.

The Client confirms that the services provided hereunder are not being supplied to a UK-based authorised unit trust/open-ended investment company/authorised contractual fund or to any collective undertaking in securities which is open for retail investment in the UK. The Client will inform WMIL as soon as reasonably practicable if it is no longer able to give this confirmation.

If WMIL has charged an amount in respect of any VAT on supplies to the Client, and the appropriate tax authority subsequently publishes guidance which, in WMIL’s reasonable opinion, indicates that such supplies were not wholly chargeable to VAT, then:

(i)	if WMIL has not accounted to the appropriate tax authority for such amount, WMIL shall, as soon as reasonably practicable, repay to the Client such amount as has been incorrectly charged; or

(ii)

if WMIL has accounted to the appropriate tax authority for such amount, WMIL shall, as soon as reasonably practicable and at the Client’s expense, take reasonable steps to obtain a refund (plus any interest arising) from the appropriate tax authority of the amount overpaid. If, when and to the extent that it receives such a refund, WMIL shall, as soon as reasonably practicable, repay to the Client an amount equal to such refund received.

11	COSTS AND CHARGES

In addition to any costs and charges information contained in the monthly reporting under Section 6, WMIL will also provide information by email on the costs and charges incurred in connection with the investment management services that it provides under this Agreement on an annual basis. For these purposes, the reporting period shall be based on calendar years.

12	PROCEDURES

All transactions will be consummated by payment to, or delivery by, the Custodian of all cash and/or securities due to or from the Account according to local market settlement conventions. It is understood and agreed that WMIL is not authorised by the FCA to receive or hold money from or on behalf of its clients in connection with the conduct of its Regulated Activities (as defined in the Financial Services and Markets Act (Regulated Activities) Order 2001) and shall not act as custodian for the Account, and no cash or securities due to or held for the Account shall be paid or delivered to WMIL, except in payment of the Management Fee. Instructions by WMIL to the Custodian shall be made in writing through a mutually agreed upon method of electronic or other transmission, or, at the option of WMIL, orally and confirmed by such transmission method as soon as practicable thereafter.

WMIL shall instruct all Brokers executing orders on behalf of the Account to forward to the Custodian, and to the Client upon the Client’s request, copies of all transaction confirmations promptly after execution of transactions. The Client will instruct the Custodian to provide WMIL with such periodic reports concerning the status of the Account as WMIL may reasonably request.

If any Broker or counterparty fails to deliver any necessary documents or to complete any transaction, WMIL shall take all reasonable steps on behalf of the Client to rectify such failure.

Neither WMIL nor any affiliate shall have any liability for the acts or omissions of any custodian or sub-custodian hired by the Client or the Custodian, or the acts or omissions of any depository or clearing entity that must be used or is customarily used as a matter of market practice in any market. Without limiting the foregoing, WMIL does not assume responsibility for the accuracy of information furnished to it by the Client, Custodian, or by any person on whom it reasonably relies.

13	PROXIES

The Client instructs WMIL to vote proxies for securities held in the Account in accordance with Wellington Management’s Global Proxy Voting Policies and Procedures, as they may be amended from time to time. A current copy of this document is available upon request. The Client authorises WMIL to instruct the Custodian to forward promptly to WMIL only copies of all proxies and shareholder communications relating to proxy votes involving securities held in the Account (other than materials relating to legal proceedings). The Client agrees that WMIL will not be responsible or liable for failing to vote any proxies where it has not received the proxies or related shareholder communications in a timely manner.

14	CLASS ACTIONS AND OTHER LEGAL PROCEEDINGS

WMIL will not compile or file claims or take any related actions on behalf of the Client in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the Account (‘Legal Proceedings’), WMIL shall provide factual information in its possession as the Client may reasonably request. The Client shall pay or reimburse costs actually and reasonably incurred by WMIL or its affiliates in connection with such Legal Proceedings, such as costs associated with complying with subpoenas or appearing as a witness by reason of WMIL’s or its affiliates’ roles and responsibilities under this Agreement.

15	SERVICE TO OTHER CLIENTS; POTENTIAL CONFLICTS OF INTEREST

WMIL has in place a Conflicts of Interest Policy which specifies the procedures that it follows and the measures that it has adopted to identify, prevent or manage conflicts in a way that ensures fair treatment for the Client.

The Client acknowledges and confirms that WMIL has separately provided to it a copy of WMIL’s Conflicts of Interest Policy. Further information on WMIL’s Conflicts of Interest Policy is available on request. The Conflict of Interest Policy may be updated from time to time and the latest version is available on request.

It is understood that WMIL and its affiliates provide investment management and advisory services for other clients. including other separate accounts, registered investment companies and other pooled investment vehicles. It is further understood that WMIL or its affiliates may take investment action or give advice on behalf of such other clients that differs from investment action taken on behalf of the Account. If a purchase or sale of securities or other assets for multiple client accounts including the Account is deemed by WMIL to be advisable and is considered at or about the same time, and WMIL is unable to purchase or sell the amount of securities or other assets in the aggregate amount then contemplated by WMIL on behalf of such client accounts, the transactions in such securities or other assets will be allocated among the client accounts contemporaneously purchasing or selling as deemed equitable by WMIL.

WMIL or any of its affiliates may effect transactions in which it has, directly or indirectly, a material interest or relationship of any description with another party which may involve a potential conflict with WMIL’s duty to the Client. WMIL will ensure that such transactions are (i) effected on terms which are not less favourable to the Client than if the potential conflict had not existed and (ii) in accordance with the Standard of Care.

In accordance with FCA Rules, but subject in each case to the Standard of Care, WMIL notifies the Client that such potential conflicting interests or duties may arise because:

(i)	WMIL or its affiliates undertake Regulated Activities for other clients;

(ii)

a director or employee of WMIL, or of its affiliates, is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of the Client;

(iii)

a transaction is effected in securities in respect of which WMIL or its affiliates may benefit from a commission, fee, mark-up or mark-down payable otherwise than by the Client, and/or WMIL or its affiliates may be remunerated by the counterparty to any such transaction;

(iv)	WMIL may act as agent for the Client in relation to transactions in which it is also acting as agent for the account of other clients and/or affiliates;

(v)

upon proper authorisation by the Client, a transaction is effected in units or shares of a collective trust or other commingled pool vehicle or a company of which WMIL or any of its affiliates is the manager, operator or adviser; or

(vi)

a transaction is effected in securities in respect of which WMIL or its affiliates, or a director or employee of WMIL or its affiliates, is contemporaneously trading or has traded on its own account or has either a long or short position.

WMIL will act as the agent of the Client, who will therefore be bound by its actions under this Agreement, Nevertheless, none of the services to be provided hereunder nor any other matter shall give rise to any fiduciary or equitable duties which would prevent or hinder WMIL, or its affiliates, in transactions with or for the Client. from acting as both market-maker and broker, principal or agent, dealing with other affiliates and other clients, and generally effecting transactions as provided above, to which the Client consents accordingly, subject in each case to the Standard of Care.

16	STANDARD OF CARE; LIABILITY

WMIL shall discharge its duties and exercise its discretion under this Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent investment professional acting in a similar capacity and familiar with such matters would use, in accordance with its authorisation and regulation by the FCA and otherwise in accordance with the FCA Rules, the Financial Services and Markets Act 2000 (the “FSMA”) and other applicable law (the “Standard of Care”). Unless WMIL has breached the Standard of Care, WMIL shall not be subject to any liability to the Client or to any other person or entity, for any act or omission of itself or of any other person or entity, in the course of, or connected with, performing its obligations under this Agreement (including acts or omissions made in response to Instructions), except to the extent such act or omission constitutes a material breach of this Agreement, willful misfeasance, bad faith or gross negligence on the part of WMIL, any of its affiliates or delegates.

In no event shall WMIL, any of its affiliates or delegates be liable hereunder to the Client or to any other person or entity for any indirect, incidental, consequential, special, speculative or punitive losses, damages, costs or expenses of any kind, including loss of opportunity, loss of anticipated profits or savings and loss of goodwill or reputation.

Except insofar as the same may result from the negligence, wilful default or fraud of WMIL, its affiliates or its delegates or its or their employees, the Client agrees to indemnify WMIL against all costs, losses, claims and expenses which may be incurred by it or made against it either (i) as a result of any party claiming to be entitled to investments which form part of the Account at the time when WMIL first assumes management of the Account: or (ii) in consequence of any breach by the Client of this Agreement; or (iii) arising out of any action properly taken by WMIL in accordance with this Agreement.

17	REPRESENTATIONS AND UNDERTAKINGS BY WMIL

By execution of this Agreement, WMIL represents that: (i) it is duly authorised by the FCA to conduct investment management business in the UK and shall remain so authorised at all times during the terms of this Agreement, and, as an investment manager authorised and regulated by the FCA, it acknowledges its fiduciary status with respect to the Account; (ii) the terms hereof do not violate any law or other obligation by which WMIL is bound, whether arising by contract, operation of law or otherwise; (iii) as to WMIL, this Agreement has been duly authorised by appropriate action and when so executed and delivered will be binding upon WMIL in accordance with its terms; (iv) as at the date of this Agreement, there is no litigation or governmental proceeding currently pending against it or involving its investment management business which would materially and adversely affect its ability to carry out the services hereunder; (v) WMIL will provide the Client with any other relevant information in connection with the services being provided hereunder as the Client may reasonably requested from time to time; and (vi) all representations made by WMIL under this Agreement are true and accurate in all material respects. WMIL covenants that any future representations made to the Client under or relating to this Agreement shall be true and accurate in all material respects and that the Client may rely on the accuracy of such representations.

WMIL shall undertake to: (i) promptly advise the Client in the event of any change in control of WMIL or a change in the lead portfolio manager involved in managing the Account.; and (ii) maintain appropriate liability and professional indemnity insurance and keep such insurance in place throughout the continuance of this Agreement and, if requested, shall provide the Client with such details of its insurance as may reasonably be requested from time to time.

WMIL shall undertake to maintain business contingency planning activity in accordance with its obligations and prevailing best practice. Moreover, WMIL undertakes to reasonably cooperate with the Client in the Client’s testing of its own business contingency planning activity.

18	REPRESENTATIONS BY THE CLIENT

By execution of this Agreement, the Client represents that: (i) the terms hereof do not violate any law or other obligation by which the Client is bound, whether arising by contract, operation of law or otherwise; (ii) as to the Client, this Agreement is duly executed by individuals with the requisite authority to bind the Client, has been duly authorised by appropriate action and when so executed and delivered will be binding upon the Client in accordance with its terms; (iii) the Account is free of all liens and charges, and undertakes that no liens or charges will arise from the acts or omissions of the Client; (iv) during the term of this Agreement, the Client undertakes not to deal, except through WMIL, with any of the assets of the Account and not to authorise anyone else to deal in any of them; (v) the Client will provide WMI L with any other relevant information reasonably requested from time to time and (vi) all representations made by the Client under this Agreement are true and accurate in all material respects. The Client covenants that any future representations made to WMIL under or relating to this Agreement shall be true and accurate in all material respects and that WMIL may rely on the accuracy of such representations in the performance of its duties hereunder.

19	BENCHMARK REGULATIONS

The Client acknowledges that Regulation (EU) 2016/1011 of the European Parliament and of the Council of 8 June 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds (the “Benchmark Regulation” or “BMR”) may apply to the Client in respect of the Account.

Where a Client is using a benchmark (as the term ‘use’ is defined in Article 3(7) of the Benchmark Regulations), the Client acknowledges and agrees that:

(i) it can only use a benchmark (as that term is defined in Article 3(3) of the BMR) provided by an appropriately authorised administrator (as that term is defined in Article 3(6) of the BMR); and

(ii) it is required to produce and maintain robust written plans setting out the actions that it would take in the event that a benchmark materially changes or ceases to be provided (in accordance with Article 28 of the BMR). WMIL agrees to provide the Client with reasonable assistance in order to assist the Client to produce, maintain and comply with those plans.

20	ANTI-BRIBERY AND CORRUPTION

Each party agrees that: (a) it will comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption applicable in the jurisdiction(s) in which it operates, including but not limited to the US Foreign Corrupt Practices Act 1977 and the UK Bribery Act 2010, each as may be amended from time to time (“Anti-Bribery Requirements”); (b) it has not directly or indirectly done or omitted to do, and will not directly or indirectly do or omit to do, any act which would be or could be construed as an unlawful act under the Anti-Bribery Requirements; (c) it shall have and maintain in place its own policies and procedures to ensure compliance with the Anti-Bribery Requirements and will enforce them where appropriate; and (d) it will give such assistance to the other party as may be reasonably requested to ensure compliance with the other party’s internal policies and procedures in respect of anti-bribery.

WMIL undertakes that during the term of this Agreement it shall: (a) not engage in any activity, practice or conduct which would constitute either: (i) a UK tax evasion facilitation offence under section 45(5) of the Criminal Finances Act 2017; or (ii) a foreign tax evasion facilitation offence under section 46(6) of the Criminal Finances Act 2017; and (b) establish, maintain and enforce its own policies and procedures as are both reasonable to prevent the facilitation of tax evasion by another person and to ensure compliance with (a) above.

21	USE OF THIRD PARTY DELEGATES

WMIL may employ reputable third party delegates to perform any administrative or ancillary services, including security and cash reconciliation, portfolio pricing, guideline coding and reconciliation and corporate action processing, required to enable WMIL to perform the services under this Agreement. Upon the Client’s written request, WMIL shall identify any such third party delegates to the Client in writing, with such details as the Client may reasonably request. The Client authorises WMIL to provide necessary information about the Client and the Client’s investments to such third party delegates to perform such services, provided that any such third party delegates is also bound by confidentiality and use obligations at least as protective as those herein, and when reasonably requested by the Client, WMIL shall enter into a separate non-disclosure agreement in a form that is reasonably satisfactory to the Client. WMIL will act in good faith, with reasonable skill and care and otherwise in accordance with the Standard of Care in the selection, use and monitoring of delegates, and the Client shall not be responsible for any fees which any agent may charge in connection with such services. WMIL will remain responsible for the performance of its obligations under this Agreement and its liability will not be affected by the fact that it has delegated any functions to a delegate. WMIL’s engagement of such delegates shall not relieve WMIL of its obligations under the Agreement, and WMIL shall remain fully responsible for the performance of each such agent and its employees and for their compliance with all of the terms and conditions of this Agreement as if they were WMIL’s own employees. Nothing contained in this Agreement shall create any contractual relationship between the Client and any of WM IL’s delegates.

For the avoidance of doubt, Brokers and third-party data service providers shall not be considered as delegates under this Section.

22	ASSIGNMENT

Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

23	TERM AND TERMINATION

The Client may terminate this Agreement at any time by written notice to WMIL. WMIL may terminate this Agreement (i) by giving three months’ written notice to the Client or (ii) may do so with immediate effect by written notice to the Client if so required by any competent regulatory authority.

This Agreement will continue until terminated by either party upon at least 3 months’ prior written notice to the other party, or such shorter time period as mutually agreed in writing by the parties.

Unless otherwise agreed between the parties, in circumstances where WMIL terminates this Agreement pursuant to this section 23, WMIL shall continue to provide the services up until the termination date and shall cooperate with and take such steps as the Client may reasonably require in order to effect the orderly termination of this Agreement.

24	CONSEQUENCES OF TERMINATION

Termination will be without prejudice to the completion of transactions already initiated which will be completed expeditiously by WMIL.

Termination will not affect accrued rights, indemnities, existing commitments or any contractual provision intended to survive termination and will be without penalty or other additional payment. The Client will pay (i) the Management Fees of WMIL pro rata to the date of termination and (ii) any additional expenses necessarily incurred by WMIL in terminating this Agreement and will bear any losses necessarily realised in settling or concluding outstanding obligations.

On termination, WMIL may, without prior notice to the Client, direct the Custodian to retain and/or realise any assets of the Account as may be required to settle transactions already initiated, and to pay, exclusive of any and all indemnification related obligations, any other outstanding liabilities of the Client. If there is a dispute as to the payment of Management Fees, or other costs and fees to WMIL the Client may require the disputed amount to be held in an escrow account pending resolution of the dispute.

25	CONFIDENTIALITY; USE OF NAME

WMIL and the Client acknowledge and agree that any and all information or materials communicated between the parties, including the terms of this Agreement, is confidential information provided that confidential information shall exclude information or material which at the time of its disclosure is, or which thereafter becomes, (in each case otherwise than as a result of any act or default by the recipient). part of the public domain by publication or otherwise (“Confidential Information”).

For the purposes of this section, the party receiving the other party’s Confidential Information shall be referred to as the “Receiving Party”, and the party disclosing such Confidential Information shall be referred to as the “ Disclosing Party”. At all times Confidential Information shall be handled with at least the same standard of confidentiality accorded to the most sensitive and confidential documents and information of the Receiving Party, but no less than a commercially reasonable standard of care. The Receiving Party shall not use the Confidential Information for any purpose other than in connection with the exercise of its responsibilities under this Agreement. As applicable. the Receiving Party agrees that dissemination of the Confidential Information will be limited to only those employees. affiliates or agents of the Receiving Party (collectively, “Representatives”) who have a need to know for purposes of this Agreement and the Receiving Party shall be responsible to the party disclosing such Confidential Information (the “Disclosing Party”) for any breach of this Section by any of the Receiving Party’s Representatives. The Receiving Party shall promptly notify the Disclosing Party in writing in the event it becomes aware of any loss or unauthorised disclosure of any Confidential Information by the Receiving Party or its Representatives.

Confidential Information shall not include any information that:

(i)	is or becomes publicly available other than as a result of a breach of this Agreement,

(ii)

is or becomes available on a non-confidential basis to the Receiving Party from a source which is not known to the Receiving Party to be subject to a duty of confidentiality with respect to such information,

(iii)	was legally in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality,

(iv)	is developed by or for the Receiving Party independently of the Disclosing Party’s Confidential Information; or

(v)	is expressly approved for release by written authorization of the disclosing party.

In the event that the Receiving Party is requested or required by a legal or regulatory authority, law or legal process (a “Demand”) to disclose any Confidential Information, the Receiving Party shall promptly, notify the Disclosing Party of such Demand as reasonable under the circumstances, and only to the extent permitted by law. In the event a protective order or other remedy is not obtained, the Receiving Party agrees to furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the Demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. The Receiving Party will provide reasonable cooperation to the Disclosing Party and its legal counsel with respect to any Demand. Any expenses incurred by the Receiving Party in complying with this section shall be at the sole cost of the Disclosing Party.

Upon either party’s written request, each party shall (i) return to the other party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other party’s Confidential Information, (ii) permanently delete all of the other party’s Confidential Information from its computer systems, and (iii) certify in writing to the other party that it has complied with this Section. Notwithstanding the foregoing, either party may retain Confidential Information to the extent required to be retained by law or routine and automatic back-up archiving systems.

The Client agrees that the investment decisions and recommendations made by WMIL under this Agreement will not be used by the Client or its affiliates for any purpose other than with respect to the Account, without the written consent of WMIL.

Neither party will use the other party’s name, logo or make any statements relating to such party or its affiliates in any promotional or disclosure materials unless and until such party has reviewed and approved the materials prior to their first use, which approval will not be unreasonably withheld or delayed. Each party shall indemnify and hold harmless the other party from any losses or costs arising from such party’s unauthorized use of the other party’s name and logo in marketing materials.

The terms of this Section shall survive the expiration or termination of this Agreement, and the Disclosing Party shall be entitled to seek injunctive relief for any violation of this Section.

26	DATA PROTECTION

In this Section, “personal data” means data that relates to a living individual who can be identified from the data (either by itself or when it is combined with other data).

WMIL may process personal data in connection with this Agreement and the products and services that it provides under it. For the purposes of the Applicable Data Protection Laws, WMIL is a controller in respect of the processing of this personal data and is responsible for compliance with the Applicable Data Protection Laws in respect of such processing. Notwithstanding any other provision of this Agreement, under no circumstances shall WMIL be deemed to be a processor on behalf of, or a joint controller with, the Client. WMIL explains what personal data it will process, why and how it will process it, who it may share it with, and the rights that an individual has in respect of their personal data at the following location: https://www.wellington.com/en/privacy-notice/. In the remainder of this Section, WMIL refers to this as its “Privacy Notice”. Each party is responsible for its own compliance with Applicable Data Protection Laws and, except as explicitly set out in this Agreement, neither party relies on the other with respect to its own compliance with Applicable Data Protection Laws.

The Client undertakes, where it transfers personal data to WMIL, it does so in accordance with the Applicable Data Protection Laws. The Client must ensure that any personal data that it provides to WMIL is accurate and up to date, and that it promptly notifies WMIL if it becomes aware that such personal data is incorrect.

Where the Client provides personal data to WMIL, the Client must first have satisfied the obligations imposed by Applicable Data Protection Laws, including but not limited to the obligation to provide transparency information to affected individuals, and drawn the attention of those individuals to WMIL’s Privacy Notice. In addition, the Client shall promptly notify those individuals of any material changes to the Privacy Notice when advised by WMIL.

Where, in connection with this Agreement and the products and services that it provides under it, it becomes necessary for WMIL to transfer personal data to the Client, or its appointed representatives or assigns, in any jurisdiction outside the UK that has not been deemed adequate for the purposes of Article 47 of the UK GDPR, the parties shall use all reasonable efforts to enter into such data transfer arrangements as may be necessary to satisfy the requirements of Applicable Data Protection Laws with respect to that transfer.

In the event that either party becomes aware of an actual or suspected personal data breach affecting personal data disclosed under, or in connection with. this Agreement, that party shall notify the other party without undue delay, and the parties shall use all reasonable endeavours to assist one another in satisfying the requirements of Applicable Data Protection Laws with respect to any such personal data breach.

Under this Section “Applicable Data Protection Laws” means any relevant legislation in force from time to time protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the processing of personal data applicable to a data controller in the country or territory in which the controller and/or processor is established, including, but not limited to, such laws as the Data Protection Act 2018 EU Directive 95/46/EC and EU Regulation (EU) 2016/679 (GDPR) and the retained EU version of GDPR (UK GDPR)

27	UK FREEDOM OF INFORMATION ACT

In relation to the UK Freedom of Information Act (the “FOI”), WMIL regards all information hereby provided by WMIL regarding any portfolio management activities conducted by WMIL on the Client’s behalf (“Information”), as both confidential and commercially sensitive. Should this information be released into the public domain it could have an impact upon the Client’s portfolio and would impact WMIL’s commercial interests as it would be of benefit to WMIL’s competitors and detrimental to WMIL’s current and future business. WMIL therefore requests that the Client treat the information contained in this Agreement and all Information provided to the Client as both confidential and commercially sensitive.

The Client shall therefore promptly notify WMIL in the event that it:

(a) receives a request for information under section 8 of the FOI which covers information relating to the Agreement. to WM IL or the services provided by WMIL (a “Relevant Request”);

(b) responds to a Relevant Request;

(c) receives a complaint in relation to the handling of a Relevant Request;

(d) becomes aware that an application has been made to the Information Commissioner for a decision in relation to a Relevant Request;

(e) becomes aware that the Information Commissioner has served any notice on the Client under part IV of the FOI in relation to a Relevant Request;

(f) becomes aware that an appeal has been made to the Information Tribunal or the Court in relation to a Relevant Request; or

(g) becomes aware that confidential information relating to WMIL or the services provided under the Agreement has been or is about to be disclosed to a third party without WMIL’s express written permission;

and in each case shall provide WMIL with such details as may reasonably be requested by WMIL.

Responding to a Relevant Request

Upon receipt of a Relevant Request, the Client shall promptly notify WMI L of the nature of the Relevant Request and give WMIL a reasonable opportunity to comment on whether an exemption from the requirement to disclose may be applicable so that the Client is able to take due regard of any such comments before making its response. WMIL agrees to respond in a timely manner.

28	REGULATION

WMIL is authorised and regulated by the FCA and the Securities and Exchange Commission (the “SEC”) and nothing in this Agreement shall exclude, waive or limit any liability of WMIL to the Client or any right of any person arising under the FSMA, any rules or regulations made under it, or the FCA Rules.

The FCA’s address is 12 Endeavour Square, London E20 lJN.

Any words or phrases used in this Agreement which are defined in the FCA Rules shall have the same meanings in this Agreement, notwithstanding anything to the contrary in this Agreement.

29	FORCE MAJEURE

Neither party shall be liable for any failure or delay in performing any of its obligations under or pursuant to this Agreement, and any such failure or delay in performing its obligations will not constitute a breach of this Agreement if such failure or delay is due to force majeure or other events beyond the control of the party which significantly affects the party’s obligations and performance under this Agreement and which it could not have foreseen and avoided using reasonable efforts, including without limitation: acts of God; currency restrictions, devaluations and fluctuations; any act of terrorism; significant changes to the market conditions affecting the execution or settlement of transactions regarding the Account or the value of Account; failure or breakdown in communications not reasonably within the party’s control; and the failure of any relevant exchange or clearing house and incorrect data feed from unaffiliated third-party data service providers including but not limited to, rating agencies, Bloomberg, WM Daten.

30	CONSTRUCTION OF AGREEMENT

This Agreement will be construed and the rights and obligations of the parties under this Agreement enforced in accordance with the laws of England and Wales without consideration of its conflicts of laws rules. The parties agree that the English courts will have exclusive jurisdiction over the parties regarding any dispute arising under this Agreement, for which purpose the parties hereto agree to submit to such jurisdiction. Each party hereto hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

31	REPORTS AND NOTICE

Any notice required or permitted to be given by one party to the other party pursuant to this Agreement will be in writing and will be delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), express mail or other overnight or express courier service, facsimile transmission or electronic mail transmission to the applicable address for such other party specified below:

To WMIL at:

Wellington Management International Limited

[***]

Attention: [***]

Fax No: [***]

Email: [***]

With a copy to:

Wellington Management Company LLP

[***]

Attention: [***]

Fax No.: [***]

Email: [***]

To the Client at:

Accelerant Insurance UK Limited

One Fleet Place, London EC4M 7WS

Attention: [***]

With a copy to:

[***]

[***]

Any notice given in accordance with this Section will be deemed to have been given and received on the date it is delivered or, in the case of any notice by facsimile or electronic mail transmission, the date that receipt of such transmission is confirmed. A party may change the names or addresses where notice is to be given to it by providing notice to the other party of such change in accordance with this Section. The Client consents to electronic delivery of any reports or other information that may be requested by the Client or required to be delivered by WMIL under this Agreement, or pursuant to applicable law, rule or regulation, and Client represents that it has the means to, and will access, such disclosures in electronic format. WMIL shall provide Client with hard copies of any such disclosures upon request. The Client may revoke this consent upon written notice to WMIL.

32	SEVERABILITY

If any court of competent jurisdiction at any time holds that any provision in this Agreement is invalid or unenforceable in whole or in part, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, which will remain in full force and effect. The parties shall use their reasonable efforts to agree on a new provision which will, as far as possible, achieve the same purpose as the provision that is held invalid or unenforceable.

33	AMENDMENTS

This Agreement may not be amended without the prior written agreement signed by a duly authorised representative of each party, save that WMIL may amend this Agreement without the prior written agreement of the Client in order to comply with, or to make this Agreement consistent with, any legal or regulatory requirements or changes to which WMIL may be subject, by providing written notice to the Client of such amendment.

34	THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms; provided, however, Wellington Management US shall be an express third-party beneficiary hereof, with the right to enforce the terms of this Agreement on behalf of itself.

35	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Such executed counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes. This Agreement shall be valid, binding and enforceable against a party hereto only when executed by an authorised individual on behalf of that party by means of (i) a DocuSign® or other electronic signature, (ii) an original, manual signature. or (iii) a faxed, scanned or photocopied manual signature, Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature (“Electronic Signature”) shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereto hereby waive any objection to the contrary. Each party executing this Agreement with an Electronic Signature hereby warrants that the type of Electronic Signature it has used is valid and enforceable under applicable law, the officer applying the Electronic Signature has the necessary authority to do so and its use has been duly authorised by appropriate action taken by the party.

[Signature page follows.]

For and on behalf of Accelerant Insurance UK Limited

By:	/s/ Frank O’Neill
Name:	Frank O’Neill
Title:	Director

Agreed and Accepted:

For and on behalf of Wellington Management International Limited

By:	/s/ Andrew Pakulis
Name:	Andrew Pakulis
Title:	Director

ATTACHMENT A

INVESTMENT GUIDELINES

ATTACHMENT B

CLIENT’S AUTHORISED SIGNATORY LIST

ATTACHMENT C

FEE SCHEDULE

ATTACHMENT D

REPORTS; COMMUNICATIONS AND OTHER OPERATIONAL MATTERS